n e w s r e l e a s e Humana Inc.

500 West Main Street

P.O. Box 1438

Louisville, KY 40201-1438

http://www.humana.com/"www humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery

Humana Investor Relations

(502) 580-3644

e-mail:Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail:Tnoland@humana.com

Humana Inc. Reports Financial Results for Third Quarter

And First Nine Months of 2005
    2005 EPS guidance reaffirmed excluding litigation settlement and hurricane impact
    Medicare membership surpasses 500,000
    2006 EPS guidance reaffirmed

LOUISVILLE, KY (October 31, 2005) - Humana Inc. (NYSE: HUM) today reported $0.30 in diluted earnings per common share (EPS) for the quarter ended September 30, 2005 (3Q05) compared to EPS of $0.52 for the quarter ended September 30, 2004 (3Q04). Results for 3Q05 include $0.27 per share in expenses resulting from the settlement of the company's multi-district class action litigation and $0.03 per share for expenses associated with Hurricane Katrina. Excluding these expenses, non-GAAP 3Q05 results of $0.60 per share increased 15 percent over the prior year's quarter.

"Humana's third quarter produced robust expansion of our current Medicare membership with on-track performance in our higher-margin areas of commercial focus - ASO, individual and consumer plans," said Michael B. McCallister, president and chief executive officer of Humana. "The third quarter also produced significant progress in our preparations for the unprecedented Medicare opportunity in 2006 and 2007."

The company's previous EPS guidance for the year ending December 31, 2005 (FY05) of $2.23 to $2.25 has been updated to include expenses of $0.37 per share for the 3Q05 litigation settlement and costs associated with Hurricane Katrina during the second half of the year. Accordingly, the company now anticipates FY05 EPS in the range of $1.86 to $1.88.

The company continues to expect EPS for the year ending December 31, 2006 (FY06) of at least $2.70, which includes approximately $0.10 per share resulting from expensing stock options in connection with new accounting rules to be implemented on January 1, 2006. The company anticipates restating FY05 during 2006 to facilitate comparability for this accounting change. The estimated options expense restatement impact on FY05 EPS is expected to be approximately $0.08 per share.

Compared to our estimate of FY05 EPS of $1.86 to $1.88, this FY06 earnings guidance represents an increase in EPS in excess of 40 percent. Compared to our non-GAAP estimate of FY05 EPS of $2.09 to $2.11, and adjusting for the estimated $0.08 per share impact on FY05 for stock options accounting, this FY06 guidance represents an increase in non-GAAP EPS of over 30 percent.

This news release includes reconciliations of GAAP to non-GAAP financial measures on both a historical and projected basis as well as management's explanation for the use of non-GAAP financial metrics. See the "GAAP to non-GAAP Reconciliations" section within this news release.

Settlement of Class Action Litigation

On October 18, 2005, the company announced it had reached an agreement to settle a nationwide class action suit that has been pending in U.S. District Court in Miami for more than six years. The agreement has received preliminary approval from U.S. District Judge Federico Moreno, with final approval anticipated in the first quarter of 2006.

Pursuant to the settlement, Humana has agreed to pay $40 million to the plaintiffs. In addition, the company has agreed to pay up to $18 million in legal fees to be determined by the court. Humana's 3Q05 financial results include pretax expenses of $71.9 million ($44.8 million after tax or $0.27 per share) in connection with the settlement and other related litigation costs.

Hurricane Katrina

During the third quarter of 2005, certain of Humana's operations were affected by the impact of Hurricane Katrina. Given the unusually harsh circumstances associated with this storm, it is also anticipated to impact results for the fourth quarter of 2005. Expenses related to Hurricane Katrina primarily stem from the company's efforts, in close cooperation with Departments of Insurance in the affected states, to help our members by offering participating-provider benefits at non-participating providers, paying claims for members who are unable at this time to meet their premium obligations and similar measures.

The company recorded $6.7 million in pretax expenses ($4.2 million after taxes or $0.03 per share) in hurricane-related medical and administrative costs during 3Q05 and anticipates recording an additional approximately $20 million pretax (approximately $12.5 million after taxes or $0.07 per share) in the fourth quarter of 2005. Expenses related to Hurricane Katrina are not expected to significantly impact results for FY06.

Consolidated Results Summary

The Company has included certain non-GAAP financial measures in its summary of financial results below. See the "GAAP to non-GAAP Reconciliations" section of this news release.

EPS:
    3Q05 EPS of $0.30 compares to $0.52 for 3Q04. Excluding the $0.30 in litigation and hurricane-related expenses during 3Q05, non-GAAP results for the quarter of $0.60 per share increased $0.08 or 15 percent, primarily driven by increases in Medicare membership and improved Medicare underwriting results.
    3Q05 EPS varied from the company's prior expectations due to the receipt of Medicare risk adjustment payments originally anticipated during the fourth quarter and acceleration in the timing of Medicare investment spending.
    EPS for the nine months ended September 30, 2005 (YTD05) of $1.48 compares to $1.43 in EPS for the nine months ended September 30, 2004 (YTD04). Excluding the expenses of $0.30 per share in litigation and hurricane expenses during 3Q05 and the $0.14 per share tax benefit from the realization of a gain contingency in the first quarter 2005, non-GAAP per share results of $1.64 per share increased $0.21 or 15 percent. Improved earnings from the company's Government Segment drove the increase.
    The company now anticipates EPS for the quarter ending December 31, 2005 (4Q05) to be in the range of $0.38 to $0.40. Excluding anticipated expenses of approximately $0.07 per share related to Hurricane Katrina, the company's 4Q05 non-GAAP estimate would range from $0.45 to $0.47 per share. Additional factors affecting the updated EPS projection for 4Q05 include (1) a change in the timing between 3Q05 and 4Q05 for both the receipt of Medicare risk adjustment revenue and Medicare investment spending, (2) revised expectations for Commercial Segment performance, and (3) updated projections for Government Segment earnings.

Other components of earnings:
    3Q05 consolidated revenues rose 20 percent to $3.82 billion from $3.18 billion in 3Q04, with total premium and administrative services fees also up 20 percent compared to the prior year's quarter.
    YTD05 consolidated revenues were up 9 percent to $10.76 billion versus $9.89 billion for YTD04. Continued increases in membership in the company's higher-premium Medicare plans more than offset reduced revenues from its Commercial Segment membership.

Consolidated Results Summary, continued
    The company's medical expense ratio (medical expenses as a percent of premium revenue or MER) of 83.4 percent increased 70 basis points from an MER of 82.7 in 3Q04. Excluding the 20 basis point increase to the MER associated with the hurricane, the related consolidated non-GAAP ratio of 83.2 percent rose 50 basis points - the combined effect of an unusually low MER in 3Q04 associated with the TRICARE contract transition during that period and less favorable results for the Commercial Segment.
    The company's consolidated selling, general, & administrative (SG&A) expense ratio (SG&A expenses as a percent of premiums plus administrative services fees or SG&A expense ratio) increased to 16.2 percent for 3Q05 from 14.6 percent in 3Q04. Excluding litigation and hurricane expenses during 3Q05, the related non-GAAP ratio of 14.2 percent declined 40 basis points from 3Q04 as operational leverage from higher Medicare membership more than offset expenses during 3Q05 to prepare for 2006 Medicare opportunities.

Government Segment Results Summary

The Company has included certain non-GAAP financial measures in its summary of pretax financial results below. See the "GAAP to non-GAAP Reconciliations" section of this news release.

Pretax results:
    Government Segment pretax earnings were $89.5 million in 3Q05 compared to $88.8 million in 3Q04. Excluding $34.9 million of litigation and hurricane expenses in 3Q05, non-GAAP pretax income for the segment of $124.4 million improved year over year by $35.6 million or 40 percent as a result of higher Medicare membership and the resulting operational leverage.

Enrollment:
    Medicare Advantage membership reached 503,100 at September 30, 2005, an increase of 131,800 (35 percent) from September 30, 2004 and 28,800 (6 percent) from June 30, 2005. The company's expanded participation in various Medicare programs and markets during the quarter combined with the company's increased marketing efforts for these programs led to the higher membership level.
    Medicare Advantage geographic expansions are anticipated to continue to contribute to organic enrollment growth, with projected membership in the range of 540,000 to 550,000 by the end of FY05.
    As expected, TRICARE membership of 2,874,400 at September 30, 2005 was essentially unchanged from June 30, 2005. The company also anticipates no material change in TRICARE membership for the remainder of 2005.

Revenues:
    Medicare Advantage premiums of $1.30 billion in 3Q05 increased 59 percent compared to $814.6 million in 3Q04, the result of substantially higher enrollment and increases in per-member premiums.
    Medicare Advantage premiums per member increased 20 percent year over year during 3Q05 due primarily to higher per-member standard reimbursement rates from the government, the company's diligence in demonstrating the risk profile of its membership and the acquisition of CarePlus Health Plans of Florida in February 2005. Per-member premiums for FY05 are now projected to increase in the range of 12 to 14 percent.
    TRICARE premiums and administrative services fees during 3Q05 of $667.8 million reflect a full quarter under the South Region contract. Related revenues for the prior year's quarter of $405.0 million reflected the contract transition taking effect during that period.
    For 2005, the company anticipates TRICARE premiums and administrative services fees to approximate $2.5 billion as the company experiences a full year under the new South Region contract.

Government Segment Results Summary, continued

Medical Expenses:
    The Government Segment MER increased 90 basis points to 82.5 percent in 3Q05 compared to 81.6 percent in the prior year's quarter, driven by an unusually low MER in 3Q04 associated with TRICARE contract transition timing.
    Medicare Advantage medical costs per member continue to be expected to increase in the range of 9 to 11 percent for FY05.

SG&A Expenses:
    The Government Segment's SG&A expense ratio for 3Q05 of 13.2 percent was 70 basis points higher than that for 3Q04 of 12.5 percent. Excluding expenses related to the litigation settlement and Hurricane Katrina, the related non-GAAP ratio of 11.5 percent declined 100 basis points, as planned expenses to prepare for 2006 Medicare opportunities were more than offset by operational leverage associated with higher Medicare membership.

Commercial Segment Results Summary

The Company has included certain non-GAAP financial measures in its summary of pretax financial results below. See the "GAAP to non-GAAP Reconciliations" section of this news release.

Pretax results:
    Results for the Commercial Segment during 3Q05 reflect a pretax loss of $18.1 million compared to pretax income of $38.7 million in 3Q04. Excluding $43.7 million of litigation and hurricane expenses in 3Q05, non-GAAP pretax income for the segment of $25.6 million declined $13.1 million compared to 3Q04. Commercial segment operating earnings were negatively affected year over year by continued medical membership attrition driven by the pricing environment in the 2 to 300 case-size accounts and an increase in the segment's MER.

Enrollment:
    Commercial Segment medical membership of 3,177,900 at September 30, 2005 decreased approximately 1 percent or 21,800 from June 30, 2005, driven by a decrease in fully-insured accounts.

    The company's HumanaOne product demonstrated continued growth during 3Q05, increasing individual medical membership by 6 percent sequentially with a year-to-date growth rate of 21 percent. As expected, September 30, 2005 ASO membership of 1,170,500 and consumer-choice membership of 350,600 were essentially unchanged from June 30, 2005. On a year-to-date basis, ASO membership grew 15 percent while consumer-choice membership increased 43 percent.

Revenues:
    Premiums and administrative services fees for the Commercial Segment decreased 7 percent to $1.67 billion in 3Q05 compared to $1.79 billion in the prior year's quarter, as an increase in administrative services fees resulting from a 15 percent increase in ASO membership were more than offset by lower premiums due to declines in at-risk enrollment.
    Commercial Segment medical premiums for fully insured groups increased approximately 7 percent on a per-member basis during 3Q05. The company anticipates FY05 commercial premiums for fully insured group membership to increase in the range of 7 to 9 percent on a per-member basis.

Medical Expenses:
    In 3Q05, the Commercial Segment MER of 84.4 percent was 80 basis points higher than the 3Q04 MER of 83.6 percent. Excluding the 30 basis point increase in the MER from Hurricane Katrina, the related non-GAAP ratio of 84.1 percent rose 50 basis points reflecting higher inpatient utilization trends in its commercial portfolio.
    Per-member medical costs for commercial fully insured group accounts are now forecasted to rise in the range of 7 to 9 percent for FY05.

Commercial Segment Results Summary, continued

SG&A Expenses:
    The Commercial Segment SG&A expense ratio of 20.0 percent for 3Q05 compares to 16.3 percent in 3Q04. Excluding litigation and hurricane-related expenses, the related non-GAAP ratio of 17.7 percent increased 140 basis points, the result of lower average fully-insured medical enrollment and a significantly higher percentage of ASO business in 3Q05 than in the prior year.

Cash Flows from Operations

Cash flows provided by operations for 3Q05 of $591.0 million compared to $303.5 million cash flows provided by operations in 3Q04. The company also evaluates operating cash flows on a non-GAAP basis, as described in the "GAAP to non-GAAP Reconciliations" section of this news release.

Non-GAAP cash flows provided by operations declined to $206.3 million in 3Q05 from $303.5 million in 3Q04 due to the collection of substantial TRICARE bid price adjustment receivables in 3Q04.

The company continues to anticipate that cash flows from operations for FY05 will be in the range of $625 million to $675 million driven by expected higher earnings.

Balance Sheet

At September 30, 2005, cash and investment securities comprised 52 percent of the company's total assets compared to 51 percent at June 30, 2005. Debt as a percent of total capitalization (debt plus stockholders' equity) decreased 670 basis points to 20.8 percent from 27.5 percent at June 30, 2005 as the company paid down certain of its outstanding debt obligations during the quarter.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

A live virtual presentation (audio with slides) may be accessed via Humana's Investor Relations page at http://www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the company's Form 10-K for the year ended December 31, 2004 and its Form 10-Qs for the quarters ended March 31, 2005 and June 30, 2005, as filed by Humana with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at http://www.humana.com, including copies of:
    Annual report to stockholders;
    Securities and Exchange Commission filings;
    Most recent investor conference presentation;
    Quarterly earnings news releases;
    Replay of most recent earnings release conference call;
    Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with research analysts and institutional investors);
    Corporate Governance information.

GAAP Earnings

Guidance Points

Humana Inc. - GAAP Earnings Guidance Points

For the year ending December 31, 2005

As of October 31, 2005

The Company also projects certain non-GAAP financial measures. See the "GAAP to non-GAAP Reconciliations" section of this news release.

Diluted earnings per common share

4Q05: $0.38 to $0.40, including $0.07 per share related to Hurricane Katrina

Full Year: $1.86 to $1.88, including $0.27 per share for litigation settlement and related expenses, $0.14 per share income from the realization of a tax gain contingency benefit, and $0.10 per share for Hurricane Katrina expenses

Revenues	Consolidated: Approximately $14.5 billion Medicare: $4.5 billion to $4.7 billion TRICARE: Approximately $2.5 billion
Year-end medical membership

Medicare: 540,000 to 550,000

Commercial: Down 1% to 2% excluding loss of 89,000 member account in January 2005 and losses associated with Hurricane Katrina

Medicaid: Decline of approximately 20,000 from prior year

TRICARE: No material change from prior year

Medical underwriting trends	Medicare: Premium yields 12% to 14%; medical cost trends 9% to 11% Commercial - group accounts: Premium yields 7% to 9%; medical cost trends 7% to 9%
Selling, general & administrative expenses

Consolidated: SG&A expense ratio of approximately 15% (including 50 basis points related to litigation and hurricane expenses)

Government segment: Includes approximately $80 million of Medicare Advantage investment spending

Commercial Segment pretax income	Approximately $58 million to $68 million (including approximately $62 million in litigation and hurricane related expenses)
Cash flows from operations	$625 million to $675 million
Capital expenditures	$155 million to $165 million
Effective tax rate	Full year: 27% to 28% 4Q05: 34% to 36%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 166 million

Humana Inc. - GAAP Earnings Guidance Points

For the year ending December 31, 2006

As of October 31, 2005

Diluted earnings per common share	At least $2.70, including approximately $0.10 per share in stock options expense
Revenues	Consolidated: Over $20 billion Medicare - MA: $8.5 billion to $10.2 billion Medicare - PDP: $1.7 billion to $2.5 billion Commercial: $6.5 billion to $7.0 billion TRICARE: $2.5 billion to $2.9 billion
Year-end medical membership

Medicare - MA: 900,000 to 1.1 million

Medicare - PDP: 1.7 million to 2.2 million

Commercial: No material change from prior year

TRICARE: No material change from prior year

Medicaid: No material change from prior year

Medical underwriting trends	Medicare: Premium yields in line with medical cost trends Commercial - group accounts: Premium yields in line with medical cost trends; medical cost trends in line with those for FY05
Selling, general & administrative expenses	Consolidated: SG&A expense ratio of 12% to 13%
Pretax margin percentages	Medicare - MA: low to mid single digits Medicare - PDP: low single digits Commercial: Approximately 2% TRICARE: Approximately 3% to 4%
Cash flows from operations	$725 million to $800 million, including payments related to the 3Q05 litigation settlement
Effective tax rate	Approximately 35% to 37%
Weighted average shares outstanding used to compute diluted earnings per common share	Approximately 168 million

GAAP to non-GAAP

Reconciliations

Humana Inc.

GAAP to non-GAAP Reconciliations

The company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results and earnings projections within this news release. These Non-GAAP financial measures exclude the settlement of a multi-district class action lawsuit and the financial effect of Hurricane Katrina, both of which occurred during 3Q05, as well as the recognition of a Federal income tax gain contingency during the first quarter of 2005. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses this non-GAAP information as an indicator of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not a substitute for, or superior to, financial measures prepared in accordance with GAAP. Reconciliations of the related GAAP to non-GAAP financial measures are included below.

FY05 EPS Guidance		GAAP	Adjustments	Non-GAAP

Previous FY05 Guidance		$2.23 - $2.25	($0.14) (a)	$2.09 - $2.11

3Q05 update:
Class action litigation settlement		(0.27)	0.27	0.00

Hurricane Katrina:
3Q05 impact		(0.03)	0.03	0.00
4Q05 impact		(0.07)	0.07	0.00
FY05 Hurricane Katrina impact		(0.10)	0.10	0.00

Subtotal 3Q05 changes		(0.37)	0.37	0.00

Current FY05 Guidance		$1.86 - $1.88	$0.23	$2.09 - $2.11

		Adjustments
	GAAP	Litigation settlement	Hurricane Katrina	Non-GAAP

4Q05 EPS Guidance	$0.38 - $0.40	$0.00	$0.07	$0.45 - $0.47

FY05 Commercial Segment Pretax Income Guidance	$58 million to $68 million	$38 million	$24 million	$120 million to $130 million

(a) Realization of tax gain contingency in the first quarter of 2005.

Humana Inc.
Dollars in thousands, except per share results

GAAP to non-GAAP Reconciliations (continued)

For the three months ended September 30, 2005
	Pretax			Consolidated	Diluted
	Commercial	Government	Consolidated	Net of Taxes	EPS
GAAP income (loss)	($18,053)	$89,557	$71,504	$49,944	$0.30

Adjustments to medical expense:
Hurricane Katrina	4,543	256	4,799	2,995	0.02

Adjustments to SG&A expense:
Class action litigation settlement	38,490	33,360	71,850	44,834	0.27
Hurricane Katrina	627	1,273	1,900	1,186	0.01
Total SG&A expense adjustments	39,117	34,633	73,750	46,020	0.28

Total reconciling items	43,660	34,889	78,549	49,015	0.30

Non-GAAP income	$25,607	$124,446	$150,053	$98,959	$0.60

GAAP Medical Expense Ratio	84.4%	82.5%	83.4%
Impact of GAAP to non-GAAP reconciling items	-0.3%	0.0%	-0.2%
Non-GAAP Medical Expense Ratio	84.1%	82.5%	83.2%

GAAP SG&A Expense Ratio	20.0%	13.2%	16.2%
Impact of GAAP to non-GAAP reconciling items	-2.3%	-1.7%	-2.0%
Non-GAAP SG&A Expense Ratio	17.7%	11.5%	14.2%

For the nine months ended September 30, 2005
	Pretax			Consolidated	Diluted
	Commercial	Government	Consolidated	Net of Taxes	EPS
GAAP income	$56,625	$265,873	$322,498	$243,876	$1.48

Adjustments to medical expense:
Hurricane Katrina	4,543	256	4,799	2,995	0.02

Adjustments to SG&A expense:
Class action litigation settlement	38,490	33,360	71,850	44,834	0.27
Hurricane Katrina	627	1,273	1,900	1,186	0.01
Total SG&A expense adjustments	39,117	34,633	73,750	46,020	0.28

Adjustments to income taxes:
Realization of tax gain contingency				(22,800)	(0.14)

Total reconciling items	43,660	34,889	78,549	26,215	0.16

Non-GAAP income	$100,285	$300,762	$401,047	$270,091	$1.64

GAAP Medical Expense Ratio	83.5%	83.7%	83.6%
Impact of GAAP to non-GAAP reconciling items	-0.1%	0.0%	0.0%
Non-GAAP Medical Expense Ratio	83.4%	83.7%	83.6%

GAAP SG&A Expense Ratio	18.4%	11.6%	14.8%
Impact of GAAP to non-GAAP reconciling items	-0.8%	-0.6%	-0.7%
Non-GAAP SG&A Expense Ratio	17.6%	11.0%	14.1%

Humana Inc.
Dollars in millions

GAAP to non-GAAP Reconciliations (continued)

The following is a reconciliation of the most directly comparable historical and projected cash flows from operations prepared in accordance with GAAP to the historical and projected non-GAAP financial measures. When reviewing and analyzing Humana's operating cash flows, company management applies the Centers for Medicare and Medicaid Services (CMS) premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

Cash Flows from Operations

	3Q05	3Q04	YTD05	YTD04	FY05
	Actual	Actual	Actual	Actual	Expected

GAAP cash flows provided by operations	$591.0	$303.5	$872.1	$328.3	$625 to $675

Timing of premium payment receipt from CMS	(384.7)	-	(365.0)	211.9	19.8

Non-GAAP cash flows provided by operations	$206.3	$303.5	$507.1	$540.2	$625 to $675

Statistical Schedules

and Supplementary

Information

Humana Inc.
In thousands
September 30,	Percent
Ending Medical Membership	2005	2004	Difference	Change
Commercial:
Fully insured	2,007.4	2,296.4	(289.0)	(12.6)
ASO	1,170.5	1,018.8	151.7	14.9
Total Commercial	3,177.9	3,315.2	(137.3)	(4.1)

Government:
Medicare Advantage	503.1	371.3	131.8	35.5
Medicaid	459.4	475.8	(16.4)	(3.4)
TRICARE	1,747.1	1,138.6	608.5	53.4
TRICARE ASO	1,127.3	674.7	452.6	67.1
Total TRICARE	2,874.4	1,813.3	1,061.1	58.5
Total Government	3,836.9	2,660.4	1,176.5	44.2
Total ending medical membership	7,014.8	5,975.6	1,039.2	17.4

September 30,	Percent
Ending Specialty Membership	2005	2004	Difference	Change
Commercial:
Dental-fully insured	918.3	808.4	109.9	13.6
Dental-ASO	493.0	419.4	73.6	17.5
Total Dental	1,411.3	1,227.8	183.5	14.9
Group life	427.7	469.2	(41.5)	(8.8)
Short-term disability	16.5	17.3	(0.8)	(4.6)
Total ending specialty membership	1,855.5	1,714.3	141.2	8.2

Three months ended	Nine months ended
September 30,	September 30,
Premiums	2005	2004	2005	2004
Commercial:
Fully insured medical	$1,519,971	$1,663,363	$4,549,643	$4,981,242
Specialty	96,670	87,822	285,598	259,932
Total Commercial	1,616,641	1,751,185	4,835,241	5,241,174

Government:
Medicare Advantage	1,296,743	814,612	3,372,326	2,295,534
TRICARE	659,019	386,439	1,832,526	1,651,844
Medicaid	139,961	131,318	409,105	377,895
Total Government	2,095,723	1,332,369	5,613,957	4,325,273
Total premiums	$3,712,364	$3,083,554	$10,449,198	$9,566,447

Three months ended	Nine months ended
September 30,	September 30,
Administrative services fees	2005	2004	2005	2004
Commercial	$54,996	$41,324	$156,370	$123,788
Government	8,821	18,513	34,084	95,632
Total administrative services fees	$63,817	$59,837	$190,454	$219,420

Humana Inc.
Dollars in thousands, except per share results
Three months ended	Nine months ended
September 30,	September 30,
Consolidated Statements of Income	2005 (a)	2004	2005 (a)	2004
Revenues:
Premiums	$3,712,364	$3,083,554	$10,449,198	$9,566,447
Administrative services fees	63,817	59,837	190,454	219,420
Investment income	38,778	30,146	100,120	101,463
Other income	6,502	2,736	15,275	7,370
Total revenues	3,821,461	3,176,273	10,755,047	9,894,700
Operating expenses:
Medical	3,094,397	2,550,911	8,736,639	8,024,167
Selling, general and administrative	611,300	460,171	1,571,793	1,416,695
Depreciation	26,661	28,451	76,282	76,646
Other intangible amortization	7,458	2,787	18,849	8,069
Total operating expenses	3,739,816	3,042,320	10,403,563	9,525,577
Income from operations	81,645	133,953	351,484	369,123
Interest expense	10,141	6,480	28,986	16,524
Income before income taxes	71,504	127,473	322,498	352,599
Provision for income taxes	21,560	43,170	78,622	119,713
Net income	$49,944	$84,303	$243,876	$232,886

Basic earnings per common share	$0.31	$0.53	$1.51	$1.45
Diluted earnings per common share	$0.30	$0.52	$1.48	$1.43

Shares used in computing basic earnings per common share (000's)	162,048	159,308	161,484	160,697
Shares used in computing diluted earnings per common share (000's)	166,037	160,997	165,041	162,564

Operating Results by Segment
Pretax income (loss)
Commercial	($18,053)	$38,706	$56,625	$114,704
Government	89,557	88,767	265,873	237,895
Consolidated	$71,504	$127,473	$322,498	$352,599

Key Ratios
Medical expense ratio
Commercial	84.4%	83.6%	83.5%	83.9%
Government	82.5%	81.6%	83.7%	83.8%
Consolidated	83.4%	82.7%	83.6%	83.9%

Selling, general, and administrative expense ratio
Commercial	20.0%	16.3%	18.4%	16.3%
Government	13.2%	12.5%	11.6%	12.3%
Consolidated	16.2%	14.6%	14.8%	14.5%

(a) Refer to the "GAAP to non-GAAP Reconciliations" section within this news release for detail of non-standard items included in these results of operations.

Humana Inc.
Dollars in thousands, except per share results

	September 30,	June 30,	December 31,
Consolidated Balance Sheets	2005	2005	2004
Assets
Current assets:
Cash and cash equivalents	$978,936	$603,790	$580,079
Investment securities	2,228,424	2,217,698	2,145,645
Receivables, net:
Premiums	695,344	588,706	554,661
Administrative services fees	15,796	19,448	24,954
Securities lending collateral	117,553	76,998	77,840
Other	247,083	236,430	212,958
Total current assets	4,283,136	3,743,070	3,596,137

Property and equipment, net	457,078	437,393	399,506

Other assets:
Long-term investment securities	365,634	358,643	348,465
Goodwill	1,220,461	1,221,663	885,572
Other	506,112	517,138	427,937
Total other assets	2,092,207	2,097,444	1,661,974
Total assets	$6,832,421	$6,277,907	$5,657,617

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,817,226	$1,677,551	$1,422,010
Trade accounts payable and accrued expenses	509,438	385,313	488,332
Book overdraft	258,433	182,493	192,060
Securities lending payable	117,553	76,998	77,840
Unearned revenues	533,908	121,148	146,326
Current portion of long-term debt	302,366	-	-
Total current liabilities	3,538,924	2,443,503	2,326,568
Long-term debt	317,210	878,388	636,696
Other long-term liabilities	610,317	639,828	604,229
Total liabilities	4,466,451	3,961,719	3,567,493
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
178,608,482 shares issued at September 30, 2005	29,768	29,677	29,340
Capital in excess of par value	1,083,631	1,068,406	1,017,156
Retained earnings	1,473,699	1,423,755	1,229,823
Accumulated other comprehensive income	(3,504)	13,115	16,526
Unearned stock compensation	(14,553)	(16,074)	(1,721)
Treasury stock, at cost, 15,840,173 shares at September 30, 2005	(203,071)	(202,691)	(201,000)
Total stockholders' equity	2,365,970	2,316,188	2,090,124
Total liabilities and stockholders' equity	$6,832,421	$6,277,907	$5,657,617

Debt to total capitalization ratio	20.8%	27.5%	23.3%

Humana Inc.
Dollars in thousands
	Three months ended		Nine months ended
	September 30,		September 30,
Consolidated Statements of Cash Flows	2005 (a)	2004	2005 (a)	2004 (a)
Cash flows from operating activities
Net income	$49,944	$84,303	$243,876	$232,886
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	34,119	31,238	95,131	84,715
(Benefit) provision for deferred income taxes	(39,981)	(2,419)	(29,062)	27,545
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(102,986)	122,227	(129,236)	106,709
Other assets	(2,773)	5,108	(31,287)	(18,776)
Medical and other expenses payable	139,675	(18,090)	357,841	92,916
Other liabilities	103,571	58,850	(4,162)	26,675
Unearned revenues	412,760	23,593	367,809	(204,426)
Other	(3,290)	(1,341)	1,214	(19,920)
Net cash provided by operating activities	591,039	303,469	872,124	328,324

Cash flows from investing activities
Acquisitions, net of cash acquired	(90)	(47,237)	(352,816)	(115,972)
Purchases of property and equipment	(45,091)	(24,854)	(112,318)	(72,900)
Proceeds from sales of property and equipment	2,610	244	2,648	28,972
Purchases of investment securities	(448,518)	(1,373,585)	(1,694,123)	(3,614,781)
Proceeds from maturities of investment securities	202,664	494,088	596,276	840,275
Proceeds from sales of investment securities	232,585	887,029	992,420	2,203,853
Change in securities lending collateral	(40,555)	(21,527)	(39,713)	4,149
Net cash used in investing activities	(96,395)	(85,842)	(607,626)	(726,404)

Cash flows from financing activities
Borrowings under credit agreement	-	-	294,000	-
Repayments under credit agreement	(244,000)	-	(294,000)	-
Change in book overdraft	75,940	(55,956)	66,373	(102,948)
Change in securities lending payable	40,555	21,527	39,713	(4,149)
Common stock repurchases	(381)	(15,670)	(2,072)	(64,472)
Proceeds from stock option exercises and other	8,388	3,926	30,345	13,335
Net cash (used in) provided by financing activities	(119,498)	(46,173)	134,359	(158,234)

Increase (decrease) in cash and cash equivalents	375,146	171,454	398,857	(556,314)
Cash and cash equivalents at beginning of period	603,790	203,636	580,079	931,404
Cash and cash equivalents at end of period	$978,936	$375,090	$978,936	$375,090

Refer to the "GAAP to non-GAAP Reconciliations" section within this news release for an evaluation of operating cash flows on a non-GAAP basis.

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

September 30, 2005
Capitated HMO
hospital system based A	2.6%	-	1.6%	7.0%	-	-	-	0.9%	1.2%
Capitated HMO
physician group based A	2.2%	-	1.4%	4.6%	37.2%	-	-	5.1%	3.4%
Risk-sharing B	2.6%	-	1.6%	44.1%	59.1%	-	-	12.9%	7.8%
All other membership	92.6%	100.0%	95.4%	44.3%	3.7%	100.0%	100.0%	81.1%	87.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

September 30, 2004
Capitated HMO
hospital system based A	3.2%	-	2.2%	10.3%	3.5%	-	-	2.1%	2.1%
Capitated HMO
physician group based A	2.5%	-	1.7%	1.2%	41.7%	-	-	7.6%	4.3%
Risk-sharing B	2.5%	-	1.7%	55.9%	47.3%	-	-	16.3%	8.2%
All other membership	91.8%	100.0%	94.4%	32.6%	7.5%	100.0%	100.0%	74.0%	85.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Nine	For the Twelve
	Months Ended	Months Ended
	September 30, 2005	December 31, 2004
Balances at January 1	$1,422,010	$1,272,156

Acquisition	37,375	71,063

Incurred related to:
Current year	8,849,176	10,763,105
Prior years - non-TRICARE	(70,854)	(68,448)
Prior years - TRICARE (1)	(41,683)	(25,010)
Total incurred	8,736,639	10,669,647

Paid related to:
Current year	(7,173,141)	(9,504,331)
Prior years	(1,205,657)	(1,086,525)
Total paid	(8,378,798)	(10,590,856)

Balances at end of period	$1,817,226	$1,422,010

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) Changes in estimates of TRICARE incurred claims for prior years recognized during 2004 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Hurricane Katrina Impact on Medical Claims Reserves

Hurricane Katrina has impacted claims submission from providers in the affected areas. This has resulted in an increase in our medical and other expenses payable of approximately $25 million, or approximately 0.8 days in claims payable. This increase resides primarily in our unprocessed claim inventories (number of days on hand) and IBNR. Additionally, this slow down in claim submission results in an increase in our claim receipt cycle time, as shown below.

Medical and Other Expenses Payable Detail:
		September 30,	June 30,	December 31,
		2005	2005	2004
A	IBNR and other medical expenses payable	$1,101,066	$981,395	$910,525
B	TRICARE IBNR	416,259	329,558	284,647
C	TRICARE other medical expenses payable	72,474	69,865	6,970
D	Unprocessed claim inventories	136,700	119,500	115,300
E	Processed claim inventories	54,907	128,204	97,801
F	Payable to pharmacy benefit administrator	35,820	49,029	6,767
	Total medical and other expenses payable	$1,817,226	$1,677,551	$1,422,010

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other medical expenses payable includes amounts payable to providers under capitation arrangements. Approximately two-thirds of the $120 million increase during the quarter is attributable to the increase in Medicare HMO capitation payable resulting from the receipt of Medicare Risk Adjuster payments towards the end of the quarter. See preceding table of "Percentage of Ending Membership Under Capitation Arrangements." We anticipate paying these amounts to providers during the fourth quarter.

B	TRICARE IBNR has increased from higher medical expenses due to the transition to the new South region contract.
C

TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR. See Hurricane Katrina note above.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:

		Average Number of Days from Incurred Date to Receipt Date (a)
		2005	2004	Change	% Change
1st Quarter Average		16.6	17.4	(0.8)	-4.6%
2nd Quarter Average		15.9	16.7	(0.8)	-4.8%
3rd Quarter Average (b)		16.7	16.9	(0.2)	-1.2%
4th Quarter Average		-	16.4	N/A	N/A
Full Year Average		16.4	16.9	(0.5)	-3.0%

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

		Estimated		Number
		Valuation	Claim Item	of Days
Date		(000)	Counts	On Hand
9/30/2003		$106,800	528,400	5.8
12/31/2003		$109,700	443,000	4.9
3/31/2004		$94,800	400,900	3.9
6/30/2004		$98,100	387,000	3.7
9/30/2004		$122,300	453,300	4.4
12/31/2004		$115,300	394,400	3.7
3/31/2005		$111,200	393,200	3.6
6/30/2005		$119,500	443,600	4.0
9/30/2005	(b)	$136,700	512,800	4.7

(a)	Receipt cycle time data for our largest claim processing platforms representing approximately 90% of our fully insured claims volume.

(b)	See "Hurricane Katrina Impact on Medical Claims Reserve" section within these statistical pages.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days			DCP
	in Claims	Annual		Excluding	Annual
Quarter Ended	Payable (DCP)	Change	% Change	Capitation	Change	% Change
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%
6/30/2005	52.8	5.4	11.4%	58.6	4.5	8.3%
9/30/2005	54.0	2.2	4.2%	60.8	1.7	2.9%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2005	2004
4th quarter-prior year				49.5	46.2
Impact of change in claim receipt cycle time				0.4	(0.2)
Impact of change in unprocessed claim inventories (a)				0.6	0.2
Impact of change in processed claim inventories				(1.3)	0.9
Impact of changing TRICARE reserve balances				1.4	1.6
Impact of change in pharmacy payment cutoff				0.9	(0.4)
All other (b)				2.5	1.2
Year to date-current year				54.0	49.5

(a) See "Hurricane Katrina Impact on Medical Claims Reserves" section within these statistical pages.
(b) Increase primarily results from the increase in Medicare capitation payable, as described above.